Exhibit 10.70

GAS EXCHANGE CONTRACT

BETWEEN

CHUGACH ELECTRIC ASSOCIATION, INC.

AND

UNION OIL COMPANY OF CALIFORNIA

Effective Date 1 October 2010

GAS EXCHANGE CONTRACT

GAS EXCHANGE CONTRACT

This GAS EXCHANGE CONTRACT (“Contract”) is made and entered into effective as of 1 October 2010 (the “Effective Date”), by and between Chugach Electric Association, Inc., an Alaska non-profit electrical cooperative corporation (“Chugach”), on the one hand, and Union Oil Company Of California, a California corporation (“Union”), on the other.  Chugach and Union are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.	Union is engaged in the business of exploring for, producing and selling Gas, on a wholesale basis in the State of Alaska.

B.
Chugach is an Alaska non-profit electric company which supplies retail electricity to its southcentral Alaska members.  Among other assets, Chugach owns the Beluga Power Plant which is a natural gas fired electric power plant located on the west-side of Cook Inlet.

C.	Chugach has entered into Gas supply agreements, which allow Chugach’s Gas suppliers to deliver Gas to Chugach on the east side of Cook Inlet.

D.	Cook Inlet pipeline infrastructure presently does not allow Gas to flow from the Gas fields on the east side of Cook Inlet to the west side of Cook Inlet where Chugach’s Beluga power plant is located.

E.	Union has interests in producing Gas fields on both the east and west sides of Cook Inlet.

F.	Chugach desires to exchange Gas it has on the east side of Cook Inlet for Gas that Union has on the west side of Cook Inlet pursuant to the terms and conditions of this Contract.

G.	Union is willing to exchange Gas with Chugach pursuant to the terms of this Contract.

TERMS:

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth in this Contract and the mutual benefits to be derived by the Parties, Chugach and Union agree as follows:

AGREEMENT

1.	DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.1	As used in this Contract, these words or expressions have the following meanings:

“ACT” or “Alaska Clock Time” means Alaska Daylight Time when Daylight Savings Time is in effect and Alaska Standard Time when Daylight Savings Time is not in effect.

“Affiliated Company” means a company, partnership or other legal entity (a) in which a Party owns directly or indirectly share capital conferring a majority of votes at the shareholders’ meetings of such company, or (b) which is the owner directly or indirectly of share capital conferring a majority of votes at the shareholders’ meetings of a Party, or (c) whose share capital conferring a majority of votes at the shareholders’ meetings of such company is owned directly or indirectly by a company which also owns, directly or indirectly, the share capital conferring a majority of votes at the shareholders’ meetings of a Party.

“Applicable Law” means all laws, statutes, codes, acts, treaties, ordinances, orders, judgments, writs, decrees, injunctions, rules, regulations, governmental approvals, licenses and permits, directives, and requirements of all regulatory and other governmental authorities, which apply to a Party.

 “Business Day” means a period of time, beginning at 8:00 a.m., ACT, on any Day except Saturday, Sunday or a Federal Reserve Bank holiday and ending at 4:00 p.m., ACT, on the same Day.

“Chugach” has the meaning set forth in the Preamble.

“Chugach Delivery Point(s)” has the meaning set forth in Section 4.1.

“Claim” means any claim, liability, loss, demand, damages, lien, cause of action of any kind, obligation, cost, royalty, fee, assessment, penalty, fine, judgment, interest and award (including recoverable legal counsel fees and costs of litigation of the Party asserting the Claim), whether arising by law, contract, tort, voluntary settlement or otherwise.

“Commission” means the Regulatory Commission of Alaska.

“Contract” has the meaning set forth in the Preamble.

“CPR” has the meaning set forth in Section 13.5.

“Day” or “Gas Day” means a period of twenty-four (24) consecutive hours beginning at 00:01 hours ACT and ending at 24:00 hours ACT.

“Demand Charge” has the meaning set forth in Section 6.1.

“Dispute” means any dispute or controversy arising out of this Contract including a Claim under this Contract and any dispute or controversy regarding the existence, construction, validity, interpretation, enforceability, or breach of this Contract.

“Effective Date” has the meaning set forth in the Preamble.

“Exchange Delivery Points” means the Chugach Delivery Points or the Union Delivery Points, as applicable.

“Force Majeure Event” has the meaning set forth in Section 9.2.

“GAAP” means United States generally accepted accounting principles.

“Gas” or “Natural Gas” means any mixture of hydrocarbons or of hydrocarbons and noncombustible gases in a gaseous state consisting essentially of methane.

“Government Authority” means any department, authority, commission, board, instrumentality or agency of any municipal, local, state, federal or other governmental authority (including regulatory authorities and administrative bodies) and any subdivision of the foregoing.

“KNPL” has the meaning set forth in Exhibit A.

“Maximum Daily Volume” has the meaning set forth in Section 2.3.

“Maximum Instantaneous Rate” has the meaning set forth in Section 2.2.

“MCF” means thousand (1,000) cubic feet of Gas.

“MMCF” means million (1,000,000) cubic feet of Gas.

“Month” means a period beginning at 00:01 hours ACT on the first Day of a calendar month and ending at 24:00 hours ACT on the last Day of the same calendar month.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means a person, corporation, partnership, limited liability company, joint venture, trust or other entity or organization.

 “Taxes” shall mean means all foreign and domestic taxes, rates, levies, adders, assessments, surcharges, duties and other fees and charges of any nature, whether currently in effect or adopted during the term of this Contract, including but not limited to, ad valorem, consumption, excise, franchise, gross receipts, import, export, license, property, sales, stamp, storage, transfer, turnover, use or value-added taxes, payroll, unemployment, and any and all items of withholding, deficiency, penalty, addition to tax, interest or assessment related thereto.

“Union” has the meaning set forth in the Preamble.

“Union Delivery Points” has the meaning set forth in Section 4.2.

1.2	Principles of Construction. In this Contract, unless the context otherwise requires:

(A)	headings and the rendering of text in bold and italics are for convenience only and do not affect the interpretation of this Contract;

(B)	words importing the singular include the plural and vice versa and the masculine, feminine and neuter genders include all genders;

(C)	the words “hereof”, “herein”, and “hereunder” and words of similar import shall refer to this Contract as a whole and not to any particular provision of this Contract

(D)
a reference to a Section, paragraph, clause, Party, Exhibit or Schedule is a reference to that Section, paragraph, clause of, or that Party, Exhibit or Schedule to, this Contract unless otherwise specified, and in the event of a conflict, the provisions of the main body of this Contract shall prevail over the provisions of any Exhibit or Schedule;

(E)
a reference to this Contract shall mean this Contract including any amendment or supplement to, or replacement, novation or modification of this Contract, but disregarding any amendment, supplement, replacement, novation or modification made in breach of this Contract;

(F)	a reference to a Person includes that Person’s successors and permitted assigns;

(G)
the term “including” means “including without limitation” and any list of examples following such term shall in no way restrict or limit the generality of the work or provision in respect of which such examples are provided;

(H)
references to any statute, code or statutory provision are to be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or reenacted, and include references to all bylaws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom unless the context otherwise requires;

(I)	all accounting terms not specifically defined herein shall be construed in accordance with GAAP;

(J)	in the event of a conflict, a mathematical formula describing a concept or defining a term shall prevail over words describing a concept or defining a term;

(K)	references to any amount of money shall mean a reference to the amount in US Dollars;

(L)	the expression “and/or” when used as a conjunction shall connote “any or all of”; and

(M)
words, phrases or expressions which are not defined herein and which have a generally accepted meaning in the practice of measurement and metering in the international businesses of production, transportation, distribution and sale of Gas shall have that meaning in this Contract

2.	EXCHANGE CONDITIONS AND QUANTITY

2.1
Agreement to Exchange Gas.  From the period beginning on the Effective Date and ending on the date this Contract terminates pursuant to Section 3, subject to the limitations set forth in Sections 2.2 and 2.3, Chugach may request that Union deliver Gas to Chugach at one of the Union Delivery Points for use by Chugach.  In exchange, Chugach will simultaneously deliver an equal amount of Gas to Union at the Chugach Delivery Point selected by Union.

2.2	Maximum Instantaneous Rate. Unless the Parties mutually agree otherwise in writing, the “Maximum Instantaneous Rate” which Chugach may seek to exchange under this Contract is:

(A)	For the period October 2010 through March 2011, Gas delivered at a rate which if delivered evenly throughout every moment of the Day would result in 15,000 MCF of Gas delivered during the Day;

(B)	For the period April 2011 through September 2011, Gas delivered at a rate which if delivered evenly throughout every moment of the Day would result in 10,000 MCF of Gas delivered during the Day.

2.3	Maximum Daily Volume. Consistent with Section 2.2, unless the Parties mutually agree otherwise in writing, the “Maximum Daily Volume” of Gas that Chugach may seek to exchange under this Contact is:

(A)	For the period 1 October 2010 through 31 March 2011, 15,000 MCF;

(B)	For the period 1 April 2011 through 30 September 2011, 10,000 MCF.

2.4
No Duty to Exchange Gas if Chugach Cannot Deliver Into the ENSTAR System.  During periods of high Gas usage in the Cook Inlet it is anticipated that the Alaska Pipeline Company/ ENSTAR system may be pressured up on the East Side of the Cook Inlet, and it may be difficult to deliver Gas to the Chugach Delivery Points.  The Parties agree that Union is not obligated to provide Gas to Chugach at the Union Delivery Point, unless Chugach is simultaneously providing an equal amount of Gas to the Chugach Delivery Point.  If Chugach nominates Gas to the Chugach Delivery Point, but for any reason Gas is not delivered there, then Union may immediately cease delivering exchange Gas to the Union Delivery Point.

2.5
Not a Delayed Exchange. This Contact is an agreement between the Parties to exchange Gas on an instantaneously equal basis.  Chugach must deliver to the Chugach Delivery Point an amount of Gas equal to its nomination at every moment of the Day, and matching the deliveries Union simultaneously makes to the Union Delivery Point.  This is not a delayed exchange agreement.  Chugach may not under or over deliver in one period with the expectation that it may make-up the difference by under or over delivering in another period.  If Chugach gets more than 5 MMCF cumulatively out of balance Union may terminate this Contract.

2.6
Intra-Day Profile Limitation.  Within each Day, Chugach’s nominated exchange rate profile will be flat for a minimum of six (6) hour blocks of time.  The nominated exchange rate for any block of time within a Day will not change more than ten percent (10%) from the immediately preceding block of time’s exchange rate (“Intra-Day Profile Limitation”).  The Intra-Day Profile Limitation does not apply between Days.  For example, Chugach may nominate a daily delivery volume of 8,000 MCF one Day and 4,000 MCF the following Day.  However, the 10%  Intra-Day Profile Limitation prevents Chugach from changing from a rate of 8,000 MCF per day in one period to a rate of 4,000 MCF per day in the next period of the same Day because it would amount to a change of more than 10%.

2.7
Union’s Priority Contracts.  The following two gas sales agreements: (1) the Gas Sales Agreement between Union Oil Company of California and Alaska Pipeline Company, effective December 21, 2001, and approved by to Regulatory Commission of Alaska Order No. U-01-7(9), as amended; and (2) the Agreement for the Sale and Purchase of Natural Gas between Chugach Electric Association and Chevron U.S.A. Inc., dated April 27, 1989, as amended, shall have priority over the commitments made in this Contract.  Union may interrupt Gas deliveries under this Contract if interruption is necessary to meet the two gas sales agreements identified above.  In the event Union interrupts deliveries of Gas, Chugach shall be entitled to immediately cease Gas deliveries pursuant to its nomination.

2.8	Nominations.

(A)
Chugach will nominate exchange rates no later than six hours (6 hrs) prior to the start of a calendar day (6:00 p.m. ACT).  The Chugach nomination shall include the amount of Gas requested in each six hour block of the Day, the Chugach Delivery Point requested, and the Union Delivery Point requested.

(B)
Union shall timely confirm each nomination, or shall designate a different Union Delivery Point and/or a different Chugach Delivery Point.  Union may also require Chugach re-nominate a lesser quantity of Gas in the event the nomination is in excess of the limitations set forth in Sections 2.2 and 2.3.

(C)
Once Union confirms a nomination, nomination changes will only be allowed with Union’s written agreement.  A fee of $250 per nomination change will be charged to Chugach for each nomination change made by Chugach, and agreed to by Union.

(D)
Chugach is responsible for making all pipeline nominations prior to and including the Chugach Delivery Point, for all Gas Chugach delivers to a Chugach Delivery Point.  Chugach is responsible for making all pipeline nominations for Gas received from Union after the Union Delivery Point.

(E)	All notices made pursuant to this Section 2, will be given as operational notices pursuant to Section 12.2.

2.9
Records and Monthly Reports.  Chugach and Union shall each keep appropriate records of gas exchanged and payments made or received under this Contract.  No later than the 15th day of each calendar month during the term of the Contract (or the next business day if the 15th day is not a business day), beginning on November  15, 2010, each Party will provide the other Party with a summary of quantities of gas exchanged and amounts paid during the prior calendar month.  The Parties will work together to resolve any dispute.  Any disputes which cannot be resolved will be resolved pursuant to the dispute resolution procedures set forth in Section 13.

2.10	Imbalances.

(A)
The Parties will exercise reasonable efforts to ensure that the quantity of Gas exchanged under this Contract between the Parties is equal each moment, each day, and each month.  The Parties recognize that inadvertent errors may occur and allocations may differ from Gas nominated for delivery to the Exchange Delivery Points.

(B)
At the end of each week, Gas exchanged between the Parties shall be netted to determine the amount of Gas, if any, that is due from one Party to the other.  The Parties will use reasonable efforts to come into balance the following week.

(C)
If a Gas imbalance exists when this Contract terminates, then the Party who owes Gas to the other Party shall have one week to repay the imbalance in kind.  If the imbalance is not timely repaid in kind, then Union shall adjust its final invoice to Chugach by multiplying the final imbalance (in MCF) by the ENSTAR Gas Cost Adjustment in effect on the day the invoice is issued.  If Chugach owes Gas to Union, then the imbalance amount shall be added to the invoice.  If Union owes the Gas to Chugach, then the imbalance amount shall be deducted from the invoice.

(D)	Nothing in this Section 2.10 shall diminish Union’s right to terminate this agreement pursuant to Section 2.5 if Chugach fails to stay in balance.

2.11
Regulatory. Chugach has represented and warranted that regulatory approval of this Contract by the Commission is not required by law.  Chugach is solely responsible for obtaining regulatory approval of this Contract if any approvals are necessary.  Union shall have no responsibility to take any action or incur any cost to obtain regulatory approval of this Contract.  If the RCA issues an order that approves (conditionally or otherwise) this Contract and imposes terms and conditions or modifications unacceptable to Chugach or Union, each acting in its sole and absolute discretion, Chugach or Union may terminate this Contract upon written notice to the other Party, such termination to take effect on the date outlined in any such written notice of termination.  Nothing in this Contract shall be construed to prevent Chugach from submitting this Contract to the Commission (1) as part of an informational filing, or (2) as required to support Chugach’s recovery of gas purchase costs in its cost of power adjustment.

3.	TERM, TERMINATION, & SURVIVAL

3.1	This Contract shall become effective on the Effective Date and shall terminate on 30 September 2011, unless terminated earlier pursuant to Section 2.5 or Section 3.2.

3.2	Either Party may terminate this Contract upon 30 days written notice to the other Party.

3.3	The following provisions shall survive termination of this Contract, Articles 6, 7, 8, 11, 12, 13, and 14.

4.	EXCHANGE DELIVERY POINT

4.1	The points of delivery for Gas to be exchanged or otherwise made available by Chugach to Union hereunder shall be as specified in Exhibit A to this Contract (the “Chugach Delivery Point(s).

4.2	The points of delivery for Gas to be exchanged or otherwise made available by Union to Chugach hereunder shall be as specified in Exhibit B to this Contract (the “Union Delivery Point(s)”).

4.3	Possession and Title Transfer.

(A)
Chugach will have possession of the Gas up to and including the Chugach Delivery Points.  Union will take possession of the Gas at the Chugach Delivery Points.  Title to and risk of loss for all Gas exchanged, sold or otherwise made available by Chugach to Union shall pass at the Chugach Delivery Points.

(B)
Union will have possession of the Gas up to and including the Union Delivery Point.  Chugach will take possession of the Gas at the Union Delivery Point.  Title to and risk of loss for all Gas exchanged, sold or otherwise made available by Union to Chugach shall pass at the Union Delivery Point.

4.4
Unless otherwise agreed to in a writing made pursuant to Section 12.1, neither Party will, in a nomination issued pursuant to Section 2.8, divide the Gas it is exchanging between two delivery points.  All Gas being exchanged must be delivered to a single Delivery Point.

4.5
If Chugach nominates the Beluga Power Plant Metering Station 110 as the Union Delivery Point, Union will honor that nomination unless honoring the nomination would prevent Union from delivering some or all of its Gas Sales Gas to Chugach from the Beluga River Unit due to capacity constraints in the piping between the Beluga River Unit and Chugach’s Beluga Power Plant. It is in Union’s sole discretion whether the capacity to deliver exchange Gas to Chugach through Beluga Power Plant Metering Station 110 is available, and Chugach will not have a Claim against Union if Union’s decision on capacity is incorrect.

4.6
Chugach shall deliver Gas under this Contract to the Chugach Delivery Point nominated by Chugach, except Union may require that Chugach deliver to Meter 403 or Meter 420, at its sole discretion.  Additionally, if Chugach cannot get all of its nominated exchange Gas through the 413 meter and Union does not require delivery through Meter 403 or Meter 420, then Chugach must deliver to Meter 411.

5.	MEASUREMENT

5.1
Measurement of Exchange Gas.  Quantities of Gas exchanged between the Parties shall be measured by, and in accordance with the standard measurement policies and procedures of, the operator of such Exchange Delivery Point.

5.2
Allocations of Gas for Exchanges.  The Parties agree to use reasonable efforts to allocate Gas that is exchanged and measured at the Exchange Delivery Points in a manner that equals, as closely as possible, the amount of Gas nominated by the Parties for delivery as exchange at such Exchange Delivery Points.

6.	EXCHANGE FEE, PAYMENTS AND OTHER CONSIDERATION

6.1	Demand Charge. On or before the first Day of each month of this Contract, Chugach will pay Union a “Demand Charge” pursuant to the following schedule:

(A)	$40,000 per month for the period October 2010 thru March 2011; and

(B)	$27,500 per month for the period April 2011 thru September 2011.

6.2	Volumetric Exchange Fee. In addition to the Demand Charge set forth in Section 6.1, Chugach will also pay a fee of $0.15 per MCF exchanged.

6.3
Reimbursement of Transportation Costs to Meter 8106.  If Union delivers Gas to the Meter 8106 Union Delivery Point, then Chugach will reimburse Union all pipeline tariff fees, limited to the applicable tariffs only and without mark-up, in connection with transporting the Gas from the field where Union produces the Gas to Meter 8106.  For example, if Union produces the Gas from the Steelhead platform, then Chugach will reimburse Union for the Cook Inlet Gas Gathering System tariff.  Chugach will then be responsible for nominations on Beluga Pipeline, and the cost of transportation on Beluga Pipeline.  For the avoidance of doubt, this Section 6.3 shall not be construed as a payment by Chugach to Union for use of Union’s pipelines.

6.4	Union Pays No Fees. Union shall pay no fee or other charge or otherwise be liable for any amount to Chugach for any quantities of Gas exchanged with Chugach.

7.	TAXES AND ROYALTIES

7.1
Taxes.  Each Party shall pay or cause to be paid all Taxes, licenses, charges, and  penalties imposed by any Government Authority on or with respect to (i) the Gas it makes available up to and at an Exchange Delivery Point, and (ii) the Gas it takes at and after an Exchange Delivery Point.

7.2
Royalties.  Each Party shall be responsible for payment of all sums due for royalty, overriding royalty, bonus payments, production payments and the like on Gas made available to the other Party hereunder.

7.3
Reimbursement.  If a Party is required to remit or pay Taxes which are the other Party’s responsibility hereunder, the Party responsible for such Taxes shall promptly reimburse the other Party for such Taxes. Any Party entitled to an exemption from any such Taxes or charges shall furnish the other Party any necessary documentation thereof.

7.4	No Taxes for Facility Use. Neither Party shall be responsible for any Taxes or charges assessed against any facility of the other Party used in the performance of this Contract.

8.	REPRESENTATIONS AND WARRANTIES

8.1	Chugach’s Warranties. Chugach hereby represents and warrants to Union that:

(A)	as of the Effective Date, Chugach is a corporation duly organized, validly existing and in good standing under the Laws of the State of Alaska;

(B)
as of the Effective Date, Chugach has full power, authority and legal right, to own its assets and conduct its business as currently conducted and has taken all necessary corporate action to execute and deliver this Contract and perform its obligations under this Contract;

(C)
as of the Effective Date, this Contract has been duly executed and delivered by Chugach and constitutes a legal, valid, and binding obligation of Chugach, enforceable against Chugach in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting Chugach’s rights generally and by general equitable principles; and

(D)
Chugach has, or will have, at the time it makes available Gas to Union at the Chugach Delivery Point, good and marketable title in and to the Gas made available to Union hereunder free and clear from all liens, encumbrances and adverse claims, including, but not limited to liens to secure payment of Taxes or royalties.

(E)	Chugach represents and warrants to Union that the exchange of Gas pursuant to this Contract is not a service that qualifies for regulation by the Commission under any Applicable Law.

8.2	Chugach shall not bring any claim, suit, action or allege or otherwise take any position that is contrary to the representations and warranties set forth in Section 8.1.

8.3	Union’s Warranties. Union hereby represents and warrants to Chugach that:

(A)	as of the Effective Date, Union is a corporation organized formed, validly existing and in good standing under the Laws of the State of California.

(B)
as of the Effective Date, Union has full power, authority and legal right, power, authority to own its assets and conduct its business as currently conducted and has taken all necessary corporate action to execute and deliver this Contract and perform its respective obligations under this Contract; and

(C)
as of the Effective Date, this Contract has been duly executed and delivered by Union and constitutes a legal, valid, and binding obligation of Union, enforceable against Union in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting Union’s rights generally and by general equitable principles; and

(D)
Union has, or will have, at the time it makes available Gas to Chugach at the Union Delivery Point, good and marketable title in and to the Gas made available to Chugach hereunder free and clear from all liens, encumbrances and adverse claims, including, but not limited to liens to secure payment of Taxes or royalties.

8.4	Union shall not bring any claim, suit, action or allege or otherwise take any position that is contrary to the representations and warranties set forth in Section 8.3.

8.5	Duration of Representations and Warranties.

(A)	Each representation and warranty shall be true and accurate in all material respects when made and shall remain actionable for the duration of this Contract plus two (2) calendar years thereafter.

9.	FORCE MAJEURE

9.1
In the event either Party is rendered unable, wholly or in part, to carry out its obligations under this Contract (payments of money due excepted) by reason of a Force Majeure Event, the obligation of such Party, insofar as fulfillment of the obligation is affected by such Force Majeure Event, will be suspended during the continuance of any inability so caused, but for no longer period, and such cause will, insofar as possible, be remedied with reasonable dispatch.

9.2
The term “Force Majeure Event,” as used herein, will mean acts of God, natural disasters and catastrophes, acts of the public enemy, war, strikes, lockouts or industrial disputes or disturbances, civil disturbances, breakage or accident to machinery or lines of pipes, inability to deliver Gas at a Delivery Point due to pressure or other considerations, interference or regulation by public bodies or officers acting under claims of authority, or any other cause whether or not similar to the foregoing which is beyond the reasonable control of the Party rendered unable to perform.  Settlement of strikes, lockouts, or other labor disputes will be entirely within the discretion of the Party having the difficulty and the above requirements that any Force Majeure Event must be remedied with all reasonable dispatch do not require that a Party experiencing strikes, lockouts, or other labor disputes must accede to any demand of opposing Persons when such course is inadvisable in the sole discretion of the Party experiencing the difficulty.

9.3	The Parties agree that if the Beluga River Unit turbine compressor is unable to compress Gas for any reason that event will be treated as a Force Majeure Event, regardless of the cause.

9.4
A Party experiencing a Force Majeure Event will notify the other Party by operational notice of the nature, extent and estimated duration of the Force Majeure Event as soon as reasonably possible but in no event more than twenty-four (24) hours after the occurrence of the event.  The Party experiencing the Force Majeure Event will update the other Party on a reasonably frequent basis but in no event less than once each five (5) days thereafter by operational notice.

10.	BINDING NATURE; SUCCESSORS AND ASSIGNS; ASSIGNMENT.

10.1
This Contract shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, and heirs of the respective Parties hereto, and the covenants, conditions, rights and obligations of this Contract shall run for the full term of this Contract. This Contract is assignable only with the prior written consent of the other Party, which consent will not be unreasonably withheld.  No assignment for which written consent has been received will be effective until the assignee agrees in writing to assume and fully perform the terms of this Contract.

11.	INVOICING.

11.1
Statement and Payment: On or before the twenty-fifth (25th) day of the month following a month of delivery of Gas hereunder, Union will provide Chugach a statement via mail or e-mail to the address in Section 12.1 setting forth the Demand Charge, Volumetric Charge based on Union’s records of the amount of Gas Union delivered to the Union Delivery Point that month, any applicable transportation costs, nomination charges, and imbalance adjustments for the volume of Gas exchanged during the preceding month.  Chugach will make payment within thirty (30) days of invoice receipt.  Payment will be by Automated Clearing House (“ACH”) transfer to the account of Union set out below.

Union remittance information:

ACH:

JP Morgan Chase Bank, N.A.
ABA #071000013
Acct #716487053
Credit to: Union Oil Company of California

11.2	Payment Account: Upon thirty (30) days’ written notice, Union may designate a different financial institution or account to which Chugach will thereafter make payments.

11.3
Remedies for Non-Payment: If Chugach fails to pay undisputed amounts to Union for Gas within thirty (30) days after the invoice is received, Union will have the right to interrupt deliveries under this Contract without notice to Chugach until payment (and interest under Section 11.4 below) is received, which interruption right will not prejudice Union’s rights to collect any sums due Union (including interest under Section 11.4 below) for Gas previously exchanged with Chugach hereunder.

11.4
Interest:  Pending resolution of a billing dispute, if payment is not made within thirty (30) days of invoice receipt, the unpaid balance shall bear interest, compounded monthly, at the prime rate in effect at Chase Manhattan Bank, New York plus one percent (1%) on the first day of each month, or the maximum contract rate permitted by law, whichever is less, plus attorney’s fees, court costs, and other costs in connection with the collection of unpaid amounts.

12.	NOTICES.

12.1
Except as specifically provided otherwise in Section 2.8 of this Contract, all notices and communications under this Contract (other than operational notices) will be made in writing by certified mail (return receipt requested), facsimile (with confirmation by one of the other means described herein received within two (2) Business Days of receipt of such facsimile), e-mail, or by nationally recognized overnight courier.  All such notices will be deemed effective (a) if mailed, on the date indicated on the returned receipt, (b) if delivered personally, when delivered, (c) if sent by email or by facsimile during the normal business hours of the recipient, on the same Business Day as sent, and (d) if sent by email or facsimile after the normal business hours of the recipient, on the next Business Day following the date of transmission.

Union
Union Oil Company of California
Attn: Commercial Manager
P.O. Box 196247
Anchorage, AK 99519-6247
Fax: 907-263-7800
Email: orrga@chevron.com

Chugach
Chugach Electric Association, Inc.
Attn: Lee Thibert, Senior VP,  Strategic Planning & Corporate Affairs
5601 Electron Drive
Anchorage, AK 99519
Fax: 907-762-4514
Email: lee_thibert@chugachelectric.com

12.2
Any operational notice required or permitted to be given to either Party will be given by telephone and confirmed by email, at the telephone numbers and email addresses set forth below (or such other telephone numbers and email addresses as the Parties may designate from time to time by written notice under Section 12.4).  Notices given by telephone will be effective immediately and the confirmation by email will be effective as provided in Section 12.1.  The Party providing an operational notice will attempt to contact the primary contact first.  If the primary contact is unavailable to receive notice in a timely manner, the Party providing an operational notice will contact the alternate contact.

Union
Union Oil Company of California
3800 Centerpoint Dr., Suite 100
Anchorage, AK  99503

Primary Contact:
Gary Orr
Commercial Manager
Telephone: 907-263-7800
Mobile: 907-382-4642
Fax: 907-263-7607
Email: orrga@chevron.com

Alternate Contact:
Chris S. Myers
Production Superintendent
Telephone: 907-263-7654
Mobile: 907-398-9955
Fax: 907-263-7847
Email: myersc@chevron.com

Chugach
Chugach Electric Association, Inc.
5601 Electron Drive
Anchorage, AK 99519

Primary Contact:
Lee Thibert, Senior VP,  Strategic Planning & Corporate Affairs
Telephone: 907-762-4517
Fax: 907-762-4514
Email: lee_thibert@chugachelectric.com

Alternate Contact:
Burke Wick, Director, System Control
Telephone: 907-762-4779
Fax: 907-762-4540
Email: burke_wick@chugachelectric.com

12.3	Nominations and Nomination Confirmations made pursuant to Section 2.8 shall be made to the following contacts:

Union:

Gas Control:

Email address:  MCBUAKGC@chevron.com

Telephone: 907-283-2552

Chugach:

System Control:

Email address:  burke_wick@chugachelectric.com

Telephone:  907-762-4779

12.4	Either Party may designate address changes by formal written notice as provided in this section.

13.	GOVERNING LAW AND RESOLUTION OF DISPUTES

13.1
Governing Law.  This Contract is governed by and interpreted under the laws of the State of Alaska, without regard to its choice of law rules, except that the substantive and procedural rules of the Federal Arbitration Act, 9 U.S.C.  §§ 1-16 (“the Act”) shall govern Section 13.

13.2
Resolution of Disputes.  The Parties shall exclusively and finally resolve any Dispute between them using direct negotiations, mediation and arbitration as set out in this Section 13.  A Party who violates this Section 13 shall pay all legal and consulting fees and costs incurred by the other Party in any suit, action, or proceeding to enforce Section 13.  While the procedures in this Section 13 are pending, each Party shall continue to perform its obligations under this Contract, unless to do so would be impossible or impracticable under the circumstances.

13.3
Direct Negotiations.  If a Dispute arises, a Party shall initiate the resolution process by giving notice pursuant to Section 12.1 setting out in writing and in detail the issues in Dispute and the value of the Claim to the other Party.  If a Party refuses to toll all applicable statutes of limitations and defenses based upon the passage of time while the proceedings in this Section 13.3 are pending, the other Party may file an arbitration proceeding under Section 13.5 in an attempt to preserve its Claim and such proceeding shall be stayed by the arbitrator or arbitrators after appointment so that the Parties may continue efforts to resolve this Dispute as set out in this Section 13.  A meeting between the Parties, attended by individuals with decision-making authority, must take place within thirty days from the date the notice was sent in an attempt to resolve the Dispute through direct negotiations.

13.4
Mediation.  If the dispute cannot be settled by direct negotiations within thirty days of initiation of the resolution process, either Party may initiate mediation by giving notice to the other Party.  The place of mediation shall be Anchorage, Alaska.

13.5
Arbitration.  If the Dispute is not resolved by mediation within thirty (30) days from the date of the notice requiring mediation, or if the Dispute is unresolved within sixty (60) days from the date of the notice requiring direct negotiations, then the Dispute shall be finally settled by binding arbitration and either Party may initiate such arbitration by giving notice to the other Party.  The arbitration shall be conducted in accordance with The International Institute for Conflict Prevention & Resolution (“CPR”) Rules, except to the extent of conflicts between the CPR Rules at present in force and the provisions of this Contract, in which event the provisions of this Contract prevail.  The CPR is the appointing authority.  The place of arbitration shall be Anchorage, Alaska.

13.6	The following provisions shall apply to any arbitration proceedings commenced pursuant to Section 13.5:

(A)	The number of arbitrators shall be one if the monetary value of the dispute is US$5,000,000 or less. The number of arbitrators shall be three if the monetary value is greater than US$5,000,000.

(B)
The arbitrator or arbitrators must remain neutral, impartial and independent regarding the dispute and the Parties.  If the number of arbitrators to be appointed is one, that arbitrator or the presiding arbitrator if the arbitrators are three, must be a lawyer experienced in the resolution of disputes with experience relating to the issues in dispute.

(C)
The Parties waive any Claim for, and the arbitrator has or arbitrators have no power to award, the damages waived and released under Section 11.5.  The arbitrator has or arbitrators have no authority to appoint or retain expert witnesses for any purpose unless agreed to by the Parties. The arbitrator has or arbitrators have the power to rule on objections concerning jurisdiction, including the existence or validity of this arbitration clause and existence or the validity of this Contract.

(D)
All arbitration fees and costs (with the exception of translation costs as specified above) shall be borne equally regardless of which Party prevails.  Each Party shall bear its own costs of legal representation and witness expenses.

(E)
The arbitrator is or arbitrators are authorized to take any interim measures as the arbitrator considers or arbitrators consider necessary, including the making of interim orders or awards or partial final awards.  An interim order or award may be enforced in the same manner as a final award using the procedures specified below.  Further, the arbitrator is or arbitrators are authorized to make pre- or post-award interest at applicable statutory interest rates during the relevant period.

(F)
The arbitrator or arbitrators must render a reasoned award in writing.  This award shall be based upon a decision which must detail the finding of fact and conclusions of law on which it rests.   The award is final and binding.

(G)	The dispute will be resolved as quickly as possible. The arbitrator’s or arbitrators’ award must be issued within three Months from completion of the hearing, or as soon as possible thereafter.

13.7	Enforceability.

(A)	The Parties waive irrevocably their right to any form of appeal, review or recourse to any court or other judicial authority, to the extent that such waiver may be validly made.

(B)
Except for proceedings to preserve Property pending determination by the arbitrator or arbitrators or to enforce an award, the mandatory exclusive venue for any judicial proceeding permitted in this Contract is the court of competent jurisdiction in Anchorage, Alaska.  The Parties consent to the jurisdiction of these courts and waive any defenses they have regarding jurisdiction.

(C)
Proceedings to enforce judgment entered on an award may be brought in any court having jurisdiction over the Person or assets of the non-prevailing Party.  The prevailing Party may seek, in any court having jurisdiction, judicial recognition of the award, or order of enforcement or any other order or decree that is necessary to give full effect to the award.

13.8	Dispute Communication; Confidentiality.

(A)
The Parties agree that any dispute and any negotiations, mediation and arbitration proceedings between the Parties in relation to any dispute shall be confidential and will not be disclosed to any third party.

(B)
The Parties further agree that any information, documents or materials produced for the purposes of, or used in, negotiations, mediation or arbitration of any dispute shall be confidential and will not be disclosed to any third party.

(C)	Without prejudice to the foregoing, the Parties agree that disclosure may be made:

(1)	In order to enforce any of the provisions of this Contract including without limitation, the Parties agreement to arbitrate, any arbitration order or award and any court judgment.

(2)	To the auditors, legal advisers, insurers and Affiliates of that Party to whom the confidentiality obligations set out in this Contract shall extend.

(3)	Where that Party is under a legal or regulatory obligation to make such disclosure, but limited to the extent of that legal obligation.

(4)	With the prior written consent of the other Party.

(D)	The Parties agree to submit to the jurisdiction of the state and federal courts in Anchorage, Alaska, for the purposes of any proceedings to enforce this Section 13.8.

14.	MISCELLANEOUS

14.1	Entire Agreement. This Contract constitutes the entire agreement between the Parties.

14.2	Headings. The headings of the articles and sections are for convenience only and shall not be used in the interpretation of this Contract.

14.3
No Waiver.  No waiver by either Union or Chugach of any breach of the covenants and conditions to be performed hereunder by the other Party shall be construed as any waiver of any succeeding breach of the same or any covenant or condition.

14.4
Modification or Amendment.  Except as otherwise expressly provided in this Contract, no amendments to or modifications of this Contract shall be valid unless they are in writing and signed by the Parties.

14.5
Contract Not to be Construed Against Drafter.  The Parties recognize that this Contract is the product of the joint efforts of the Parties and that it shall not be construed against either Party as drafter.

14.6	Counterparts. This Contract may be executed in one or more counterparts, each of which shall constitute one and the same instrument, and each shall be considered an original.

14.7	No Duty to Third Parties. This Contract shall not create on the part of Chugach or Union any legal duty owed to third parties.

14.8
Right to Examine Books and Records. Each Party to this Contract, at its sole expense, will have the right to audit the books and records of the other Party relating to performance of this Contract.  All audits will be conducted in accordance with professional auditing standards and during normal business hours.  The audited Party will fully cooperate with the auditing Party to accomplish the audit as expeditiously as possible.  Each Party’s right to audit will remain in effect until two (2) years after termination or expiration of this Contract.

14.9
Conflicts of Interest.  Neither Party, nor any director, employee, or agent of a Party will give to or receive from any Party or any director, employee, or agent of the other Party any commission, fee, rebate, gift, or entertainment of significant cost or value in connection with this agreement.  Each Party will promptly notify the other Party of any violation of this section, and any consideration received by a Party as a result of such violation will be paid over or credited to the other Party.  Each Party, or its designated representative(s), may audit any and all records of the other Party as provided in section 14 of this agreement for the sole purpose of determining whether there has been compliance with this section.  Each Party and its subcontractors and vendors of any tier shall maintain true and correct records in connection with all matters relating to this agreement and retain such records for at least twenty-four (24) months after termination of this agreement.

14.10
Indemnification.  Each Party will protect, defend, indemnify and hold harmless the other Party from and against any and all liability and expense on account of all Claims, including for damages to and destruction of property, injury to and death of persons, arising from any act or accident including a failure to act, as to which and to the extent that the indemnifying Party was at fault (whether through negligence, willful misconduct, strict liability or other legal theory) in connection with the installation, presence, maintenance, and operation of property, equipment, and facilities of the indemnifying Party used in connection with or associated with the Gas delivered hereunder.  This duty to protect, defend, indemnify, and hold harmless will survive the expiration or termination of this Contract.

14.11
Limitation on Damages.  No Party shall be liable to the other Party, whether in contract, in tort (including negligence and strict liability), or otherwise, for any indirect, incidental, consequential, special or punitive damages, or damages due to lost profits or business interruption.

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IN WITNESS WHEREOF this Contract is executed by the duly authorized representatives of the Parties, effective as of the Effective Date.

The Parties have executed this Contract in triplicate as evidenced by the following signatures of authorized representatives of the Parties:

CHUGACH ELECTRIC ASSOCIATION, INC.		UNION OIL COMPANY OF CALIFORNIA

Signature: /s/ Michael R. Cunningham		Signature: /s/ Kevin A. Tabler

Name:	Michael R. Cunningham	Name:	Kevin A. Tablar

Title:	For CEO	Title:	Attorney-in-Fact

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EXHIBIT A – CHUGACH DELIVERY POINTS

1)
Kenai Nikiski Pipeline (KNPL) – APC Interconnection Point (ENSTAR/APC Station  K681,  Meter 411).  At the flange of the meter located at or near the inlet of the Kenai-Anchorage pipeline in the Southeast Section 30, Township 5 North, Range 11 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.;

2)	Swanson River - Meter #420, as described in the KNPL Tariff Letter No. 17-689.

3)	APL Royalty Line – Meter #413 as described in the KNPL Tariff Letter No. 17-689.

4)	ConocoPhillips/ Marathon LNG Plant - Meter #403 as described in the KNPL Tariff Letter No. 17-689.

END OF EXHIBIT A

EXHIBIT B – UNION DELIVERY POINTS

1)
Beluga Power Plant Metering Station 110 (for Gas sourced from the Beluga River Unit).  Per ConocoPhillips Alaska, Inc., the operator of the Beluga River Unit, the equipment connecting the Beluga River Unit to Chugach’s Beluga Power Plant has limited throughput capacity.

2)	Cook Inlet Gas Gathering System to Beluga Pipline Meter 8106 interconnect meter, as described in the Cook Inlet Gas Gathering System Pipeline Tariff Letter RCA no. 711.

END OF EXHIBIT B